Exhibit 23.4

北京大成（深圳）律师事务所	3/F,4/F,12/F, Building A
深圳市福田区深南大道 1006 号	International Innovation Center
国际创新中心A 栋 3 层、4 层、12 层	1006 Shennan Avenue, Futian District
电话:+86 158 8973 8883	Shenzhen 518026, P. R. China
传真:+86 755-2622 4100	Tel:+158 8973 8883
Fax:+86 755-2622 4100

CONSENT OF PRC LEGAL COUNSEL

We hereby consent to the use of this Opinion in and of its filing as an exhibit to the Registration Statement, and we also consent to the reference to our name in such Registration Statement. Save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by the SEC or any other regulatory agencies.

/s/ Beijing Dacheng Law Offices, LLP (Shenzhen)
Beijing Dacheng Law Offices, LLP (Shenzhen)

19 May 2025

Beijing Dacheng Law Offices, LLP (“大成”) is an independent law firm, and not a member or affiliate of Dentons. 大成 is a partnership law firm organized under the laws of the People’s Republic of China, and is Dentons’ Preferred Law Firm in China, with offices in more than 40 locations throughout China. Dentons Group (a Swiss Verein) (“Dentons”) is a separate international law firm with members and affiliates in more than 160 locations around the world, including HKSAR, China. For more information, please see dacheng.com/notices or dentons.com/notices.